Exhibit 99.1

Company Contact:
Sam Duggan
Chief Financial Officer
314-678-6007

Investor Contact:
EVC Group, Inc.
Gregory Gin / Doug Sherk
646-445-4801 / 415-568-4887

Media Contact:
Frank Cheng
Senior Vice President,
Marketing & Business
Development
314-678-6111

Stereotaxis Reports Third Quarter Financial Results

-Q3 Revenue of $8.5 Million-

-Recurring Revenue up 14% from Year Ago Quarter-

-EpochTM Commercial Launch on Track for Q4 –

-Enters Non-Binding Agreement to Raise Non-Equity Capital by November 30, 2011 –

-Conference Call Today at 4:30 p.m. Eastern Time-

ST. LOUIS, MO, November 7, 2011—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 Financial Results

Revenue for the third quarter was $8.5 million, down 38% from the year ago period. The decrease was primarily due to softness in Niobe® robotic system sales, resulting from market demand for a more efficient solution for complex ablation procedures and the ongoing platform transition from Niobe II to the Company’s new Epoch™ platform. The Company recognized revenue on one Niobe system and $1.0 million in Odyssey™ systems in the third quarter. Recurring revenue in the quarter was $6.5 million, a 14% increase from the year-ago quarter. This growth was attributable to the larger installed base of Niobe systems and increased utilization leading to greater disposable sales and service contracts over last year, as well as favorable pricing.

The Company generated global new capital orders of $2.2 million in the third quarter, which were comprised of four upgrades to the Epoch platform from Niobe II, two Vdrive™ robotic navigation systems, and $1.6 million in orders related to Odyssey.

“Our top-line performance and system orders in the quarter, as we expected, were impacted by market demand for a more efficient solution for complex ablation procedures and the ongoing platform transition from Niobe II to Epoch,” said Michael P. Kaminski, President and Chief Executive Officer of Stereotaxis. “These factors contributed to softness in Niobe II revenue and the related impact on Odyssey installations in Niobe labs. Meanwhile, we continue to build market momentum and interest in the Epoch platform ahead of its planned launch in December. We remain encouraged by the early, positive market feedback, which indicates that Epoch’s much improved efficiency and technological enhancements could regenerate market demand for magnetic robotics in electrophysiology procedures. We are focused on driving rapid market adoption of the Epoch platform, and reaffirm our plan for initial shipments to customers before the end of this year.” Kaminski continued, “We are taking actions that we believe will provide us with the necessary financial resources to capitalize on our growth opportunities. Our operating expense reduction continues, and we expect to see the initial impact beginning in the fourth quarter 2011, with full realization of a 15% to 20% reduction in annualized year-to-date September 30, 2011 operating expenses by the beginning of 2012. In addition, we anticipate completing a non-equity capital raise by November 30, 2011, which would satisfy our obligation under the Fourth Loan Modification Agreement with Silicon Valley Bank.” Gross margin was $5.9 million, or 68.9% of net revenue, including a $0.5 million charge related to the absorption of overhead costs based on normal production levels. Before the charge, gross margin in the quarter was 74.3% compared to $10.0 million, or 72.2% of net revenue in the year ago quarter. The improvement in gross margin as a percent of net revenue prior to this charge was due to a higher mix of recurring revenue in the 2011 third quarter. Operating expenses were $14.9 million in the third quarter, an increase of 10% compared to the $13.6 million in the year ago period. The increase was primarily due to higher research and development expenditures related to the Niobe Epoch and Odyssey upgrades, increased spending on registrations in Japan and foreign currency exchange losses as the U.S. dollar strengthened against the Euro.

The net loss for the third quarter was $(7.3) million, or $(0.13) per share, compared to a net loss of $(5.1) million, or $(0.10) per share, reported for the third quarter 2010. The weighted average shares outstanding for the third quarter of 2011 totaled 54.9 million, compared with 50.1 million in the third quarter of 2010. The increase in shares outstanding was due in large part to the issuance of 4.6 million shares as part of the stock offering completed in November 2010.

At September 30, 2011, Stereotaxis had cash and cash equivalents of $17.0 million, compared to $23.3 million on June 30, 2011. Total debt was $29.0 million, including $16.9 million drawn against the Company’s $20 million line of credit. Cash burn for the third quarter 2011 was $6.4 million.

Rebalancing Operating Expenses Around the Epoch and Odyssey Platforms

In order to ensure the successful commercialization of the Epoch and Odyssey platforms, as well as conserve resources, Stereotaxis began implementing a wide ranging plan in the 2011 third quarter that includes rebalancing and reducing operating expenses to minimize the Company's cash burn, while continuing to fund R&D investment in key growth areas. As of September 30, 2011, the Company has completed the majority of the operating expense reductions through headcount and discretionary spending cuts and continues to implement processes and changes to further reduce operating costs. The Company anticipates that this will result in an operating expense reduction of 15% to 20% on a year-to-date September 30th annual run rate basis.

Non-Equity Capital Raise

On October 11, 2011, Company entered into a non-binding term sheet with an institutional investor to raise non-equity capital. The Company expects the capital raise to be completed by November 30, 2011, satisfying the Company’s obligation under the Fourth Loan Modification Agreement with Silicon Valley Bank. The Company and the institutional investor are working diligently and in good faith to close the transaction, subject to customary closing conditions including the negotiation and execution of mutually acceptable, definitive transaction documentation.

Year-to-Date Financial Performance

Revenue for the first nine months of 2011 was $30.4 million, compared to $39.5 million in the first nine months of 2010. Gross margin was $21.2 million, or 69.8% of revenue, compared with $27.8 million, or 70.4% of revenue in the first nine months of the prior year. Operating expenses were $48.6 million for the first nine months of 2011 compared with $43.3 million in the same period of 2010. The net loss was $(26.5) million for the first nine months of 2011 compared with $(17.4) million for the comparable period of 2010. Cash burn for the first nine months of 2011, including payments against the Biosense Webster advance, was $23.4 million compared with $16.0 million in the first nine months of 2010. Stereotaxis has historically included the repayment of the Biosense advance as part of cash burn as operationally the advance is reduced by the earning of royalties. Of the $23.4 million in year-to-date cash burn, $4.8 million is repayment of Biosense debt.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, November 7, 2011 at 4:30 p.m. Eastern Time, to discuss third quarter results and operational progress. The dial-in number for the conference call is 1-800-762-8779 for domestic participants and 1-480-629-9771 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. A real-time listen-only webcast of the conference call will be accessible at www.stereotaxis.com, in the "Investor Relations" section under "Event Calendar." Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

An audio replay of the call will be available for seven days following the call, and can be accessed by dialing 1-800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4484029#. The call will also be available on the Internet live and for 90 days thereafter at www.stereotaxis.com.

About Stereotaxis

www.stereotaxis.com

www.odysseyexperience.com

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. The Odyssey Cinema™ Studio then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed. Odyssey™ solution then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, our continued access to capital and financial resources, including our ability to negotiate financing and lending arrangements on terms that are acceptable, the outcome of various shareholder litigation recently filed against us, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

STEREOTAXIS, INC.
BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2011	2010

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,979,863	$35,248,819
Accounts receivable, net of allowance of $386,153 and $367,536 in
2011 and 2010, respectively	4,533,990	13,915,569
Current portion of long-term receivables	64,271	30,800
Inventories	5,866,506	5,441,475
Prepaid expenses and other current assets	3,314,810	4,557,718

Total current assets	30,759,440	59,194,381
Property and equipment, net	3,634,185	3,840,622
Intangible assets	2,354,111	2,578,986
Long-term receivables	81,514	109,266
Other assets	41,821	38,537

Total assets	$36,871,071	$65,761,792

Liabilities and stockholders' equity (deficit)
Current liabilities:
Current maturities of long-term debt	$28,992,163	$20,894,091
Accounts payable	7,006,495	8,796,182
Accrued liabilities	6,153,088	6,966,571
Deferred contract revenue	8,180,801	6,600,313
Warrants	289,976	3,541,798

Total current liabilities	50,622,523	46,798,955

Long-term debt, less current maturities	-	8,000,000
Long-term deferred contract revenue	335,296	478,850
Other liabilities	3,094	8,741

Stockholders' equity (deficit):
Preferred stock, par value $0.001; 10,000,000 shares authorized at
2011 and 2010; none outstanding at 2011 and 2010	-	-
Common stock, par value $0.001; 100,000,000 shares authorized at
2011 and 2010; 55,408,312 and 54,746,240 issued at 2011 and 2010,
respectively	55,408	54,746
Additional paid-in capital	355,954,708	354,002,770
Treasury stock, 40,151 shares at 2011 and 2010	(205,999)	(205,999)
Accumulated deficit	(369,893,959)	(343,376,271)

Total stockholders' equity (deficit)	(14,089,842)	10,475,246

Total liabilities and stockholders' equity (deficit)	$36,871,071	$65,761,792

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2011	2010	2011	2010

Revenue
System	$2,037,742	$8,153,088	$11,350,461	$22,826,700
Disposables, service and accessories	6,506,272	5,719,166	19,020,396	16,680,241

Total revenue	8,544,014	13,872,254	30,370,857	39,506,941

Cost of revenue
System	1,723,874	3,091,734	6,428,783	9,482,225
Disposables, service and accessories	933,380	763,348	2,749,796	2,219,680

Total cost of revenue	2,657,254	3,855,082	9,178,579	11,701,905

Gross margin	5,886,760	10,017,172	21,192,278	27,805,036

Operating expenses:
Research and development	3,529,321	2,868,426	10,234,757	9,595,972
Sales and marketing	6,885,786	7,269,005	24,936,641	22,410,734
General and administration	4,527,489	3,471,244	13,384,313	11,337,637

Total operating expenses	14,942,596	13,608,675	48,555,711	43,344,343

Operating loss	(9,055,836)	(3,591,503)	(27,363,433)	(15,539,307)
Other income (expense)	2,611,067	(920,222)	3,251,822	49,830
Interest income	1,817	3,004	7,137	7,934
Interest expense	(830,118)	(635,176)	(2,413,214)	(1,951,098)

Net loss	$(7,273,070)	$(5,143,897)	$(26,517,688)	$(17,432,641)

Net loss per common share:
Basic and diluted	$(0.13)	$(0.10)	$(0.48)	$(0.35)

Weighted average shares used in computing net
loss per common share:
Basic and diluted	54,878,235	50,137,857	54,793,509	49,847,321

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